                                                                     EXHIBIT 99F
                  GOLDEN STATE BANCORP INC. AND SUBSIDIARIES

                 NON-PERFORMING ASSETS AND RESTRUCTURED LOANS
                            (dollars in thousands)
                                  (unaudited)

                                     Sept. 30  June 30   Mar. 31   Dec. 31    Sept. 30
                                       1997      1997      1997      1996       1996
                                     --------  --------  --------  --------   --------
Balances:
  Non-accrual loans                  $129,911  $140,295  $153,402  $152,100   $171,465
  Real estate owned and other assets   60,338    64,663    71,371    72,634     83,513
                                     --------  --------  --------  --------   --------
  Total non-performing assets        $190,249  $204,958  $224,773  $224,734   $254,978
                                     ========  ========  ========  ========   ========

  Restructured loans                 $ 33,251  $ 31,064  $ 31,342  $ 30,712   $ 11,527
                                     ========  ========  ========  ========   ========

Percent of total assets:
  Non-accrual loans                     0.79%     0.86%     1.00%     1.01%      1.14%
  Real estate owned and other assets    0.37%     0.40%     0.46%     0.48%      0.55%
                                     --------  --------  --------  --------   --------
  Total non-performing assets           1.16%     1.26%     1.46%     1.49%      1.69%
                                     ========  ========  ========  ========   ========

  Restructured loans                    0.20%     0.19%     0.20%     0.20%      0.08%
                                     ========  ========  ========  ========   ========